                                  EXHIBIT 99.2


                             FRUIT of the Loom, Inc.
                    Prices $250 Million Senior Notes Offering

CHICAGO, March 18,1999 Fruit of the Loom today announced that it has entered into an agreement to sell $250 million of its 8 7/8% Senior Notes due April 15, 2006 in a private offering. The offering is expected to close on March 25, 1999.

The Company intends to use the net proceeds of the offering initially to repay outstanding borrowings under its credit agreement. The availability under the Company's credit agreement created through this repayment of outstanding borrowings is expected to be used to satisfy the Company's repurchase obligations with respect to its outstanding 7-7/8% Senior Notes due 1999 or to repay the 7-7/8% Senior Notes at maturity.

The offered securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.